EXHIBIT 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)

                                                    Three months            Six months
                                                   ended June 30,         ended June 30,
                                                 1997        1996        1997       1996
                                               -------     -------     -------     -------
Net earnings                                   $10,556     $ 6,772     $16,779     $ 9,343
                                               =======     =======     =======     =======

Weighted average shares:
     Common shares outstanding                  28,201      24,810      28,074      24,734

     Common equivalent shares issuable
       upon exercise of employee stock
       options (1)                                 616         685         662         718
                                               -------     -------     -------     -------

     Total weighted average shares
       - primary                                28,817      25,495      28,736      25,452

     Incremental common equivalent
       shares (calculated using the higher
       of the end of period or average
       fair market value (2)                                     9          10          14
                                               -------     -------     -------     -------

     Total weighted average shares -
       fully diluted                            28,817      25,504      28,746      25,466
                                               =======     =======     =======     =======

Net earnings per common
  and equivalent share                         $   .37     $   .27     $   .58     $   .37
                                               =======     =======     =======     =======

Net earnings per common share -
 assuming full dilution                        $   .37     $   .27     $   .58     $   .37
                                               =======     =======     =======     =======

Notes:
(1) Amount calculated using the treasury stock method and average fair market values.
(2) The calculation is submitted in accordance with Regulation S-K Item 601(b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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